UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

PURSUANT TO SECTION 13 OR 15(d) OF
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 16, 2011

ENER1, INC.
(Exact Name of Registrant as Specified in Charter)

Florida	001-34050	59-2479377
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1540 Broadway, Suite 40
New York, NY 10036
(Address of Principal Executive Offices) (Zip Code)

(212) 920-3500
(Registrant’s Telephone Number, including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement.

On November 16, 2011, Ener1, Inc. (“Ener1”), as borrower, entered into a $4,500,000 Loan Agreement (the “Loan Agreement”) with Bzinfin S.A. (“Bzinfin”), as agent, certain investment funds managed by Goldman Sachs Asset Management, L.P. and Bzinfin, as lenders.  The Loan Agreement provides for a $4,500,000 term loan, which Ener1 borrowed in full at closing on November 16, 2011.  The term loan, which matures December 23, 2011, bears interest at LIBOR plus seven percent per annum.  Ener1’s obligations under the Loan Agreement are secured by all of the present and future assets of Ener1, subject to certain exceptions, and guaranteed by its subsidiaries, EnerDel, Inc. (“EnerDel”), EnerFuel, Inc. (“EnerFuel”) and NanoEner, Inc. (“NanoEner”), which have secured their guarantees with pledges of certain of their assets.

The Loan Agreement contains certain customary representations and warranties, as well as affirmative and negative covenants.  The Loan Agreement is also subject to customary events of default.  If an event of default arises from certain events of bankruptcy or insolvency, the obligations imposed under the Loan Agreement shall immediately terminate and all remaining principal and accrued and unpaid interest thereon shall become immediately due and payable without further action or notice.

Ener1 may use the proceeds from borrowings under the Loan Agreement for general working capital and operational expenses of Ener1 and EnerDel, EnerFuel and NanoEner, including the disbursement of an intercompany loan from Ener1 to EnerDel, which intercompany loan would be assigned to the agent for the benefit of the lenders.  In the event that Ener1 commences a voluntary pre-negotiated or pre-packaged case under chapter 11 of the United States Code, Bzinfin will have a right of first offer to provide Ener1 with a debtor-in-possession credit facility by delivering notice to Ener1. Upon delivery of such notice, Bzinfin’s obligation to provide the debtor-in-possession credit facility on the terms and subject to the conditions set forth in the Loan Agreement will be binding on Bzinfin, subject to certain conditions specified in the Loan Agreement.

The above description of the Loan Agreement is not complete and is qualified in its entirety by the full text of the Loan Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Bzinfin is an affiliate of Ener1 by virtue of being the beneficial owner, directly and indirectly through its wholly-owned subsidiary, Ener1 Group, Inc. (“Ener1 Group”), of approximately 41% of Ener1’s outstanding common stock as of September 14, 2011 (without giving effect to the exercise or conversion of Ener1 common stock-based derivative securities owned by Bzinfin and Ener1Group). Bzinfin is controlled by Boris Zingarevich, who is a director of Ener1. In addition, as described in Ener1’s Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on June 30, 2011, Ener1 entered into a $15,000,000 Line of Credit Agreement (the “LOC Agreement”) with Bzinfin. The LOC Agreement was subsequently amended on September 12, 2011 as described in Ener1’s Current Report on Form 8-K filed with the SEC on September 16, 2011. Pursuant to the amendment, among other things, the maturity date for the repayment of all advances under the LOC Agreement and all unpaid accrued interest thereon is extended to July 2, 2013, and Ener1 is not permitted to draw down any additional advances under the LOC Agreement.  As of September 12, 2011, the outstanding aggregate principal amount of advances under the LOC Agreement and accrued and unpaid interest thereon was $11.4 million.

The funds managed by Goldman Sachs Asset Management, L.P. (the “GSAM Noteholders”), are holders of $42.6 million aggregate principal amount of Ener1’s outstanding Tranche A 8.25% Senior Notes and Tranche B 8.25% Senior Notes and warrants to purchase shares of Ener1 common stock. Each of the Tranche A and Tranche B Senior Notes are convertible into shares of Ener1 common stock at a conversion price of $0.6566 and $2.00 per share, respectively. As of September 30, 2011, the GSAM Noteholders own approximately 3.7% of Ener1’s outstanding common stock (without giving effect to the exercise or conversion of Ener1 common stock-based derivative securities owned by the GSAM Noteholders).

In connection with the Loan Agreement, all of the holders of Tranche A and Tranche B Senior Notes, including the GSAM Noteholders, agreed to temporarily forbear from exercising any remedies with respect to existing breaches of such Notes and Bzinfin agreed to temporarily forbear from exercising any remedies with respect to existing breaches of the LOC Agreement.

Notwithstanding the $4,500,000 Loan Agreement, Ener1 continues to face significant financial and liquidity challenges.  As previously reported in its Form 12b-25 filed with the SEC on November 10, 2011, Ener1 is currently exploring its options to address these challenges, including a potential in-court or out-of-court restructuring including a reorganization of Ener1’s capital structure.  If Ener1 is not able to address these challenges, it may not be able to continue as a going concern.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report on Form 8-K is hereby incorporated by reference in this Item 2.03.

Item 9.01	Financial Statements and Exhibits

(d)     Exhibits

Exhibit No.	Description
10.1*	Loan Agreement, dated November 16, 2011, by and among Ener1 and Bzinfin S.A., Liberty Harbor Special Investments, LLC and Goldman Sachs Palmetto State Credit Fund, L.P.
_______________
*   Filed Herewith

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 22, 2011	Ener1, Inc.

	By:	/s/ Nicholas Brunero
Name: Nicholas Brunero
Title: Interim President and General Counsel